UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
EMAGEON INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials:

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

June 6, 2008
Dear Fellow Stockholder:
     On June 23rd, we will hold our 2008 annual meeting of stockholders at our corporate headquarters in Birmingham, Alabama. At that meeting, you will be asked, among other things, to re-elect Arthur P. Beattie, Fred C. Goad, Jr. and Charles A. Jett, Jr. to your board of directors.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR EACH OF THE COMPANY’S NOMINEES BY
COMPLETING AND RETURNING A WHITE PROXY CARD TODAY
     This year’s annual meeting is a particularly important one, and your vote is important. A group of New York-based hedge funds controlled by Oliver Press Partners, LLC (“OPP”) is seeking the election of its own dissident slate of three director nominees in opposition to the nominees selected by your Governance Committee and Board of Directors.
     Your Board believes that it is not in the best interests of our company and its stockholders to elect any members of this dissident slate of candidates for the reasons described below, and we strongly oppose their election to the Board.
WE URGE YOU TO DISCARD ANY BLUE PROXY CARD
THAT YOU RECEIVE FROM OLIVER PRESS PARTNERS
     We recognize that 2007 and 2008 to date have been difficult for our company and our stockholders. An industry-wide sales decline and a substantial decrease in overall market demand have significantly affected our stock price (as well as the stock price of many of our competitors). However, your Board of Directors has taken steps to respond to these challenges, and believes that replacing experienced, independent members of our Board and executive team with these dissident nominees would do significant harm to our efforts to restore and build our business. We strongly oppose the election of any of these dissident nominees for the following reasons:
•	We recently concluded a comprehensive investigation of strategic alternatives for the company and determined that our best current alternative is to focus on product, operational and management changes that will create new opportunities for the company.

•	We have already begun to implement a company-wide initiative to transform our operations, products, strategy and performance and have made constructive changes to our executive management team.

•	The loss of valuable independent directors and executive officers could damage existing and potential customer relationships, harm relationships with our key employees, disrupt our new company-wide initiatives and damage prospects for the successful development of our business.

•	OPP has expressed no new constructive business initiatives that would improve our operations, and its nominees do not possess the requisite industry knowledge and experience or otherwise meet the criteria for a nominee for election to our Board.

YOUR BOARD RECENTLY UNDERTOOK A
COMPREHENSIVE INVESTIGATION OF STRATEGIC ALTERNATIVES
     In April 2007, your Board of Directors began a comprehensive investigation to explore strategic alternatives, including a strategic transaction that could maximize stockholder value. The Board appointed a Strategic Committee to lead the investigation. The Committee consisted of three independent directors—Hugh H. Williamson, III, Fred C. Goad, Jr. and Roddy J. H. Clark—with Mr. Williamson serving as Chair. Mr. Williamson also is our Board’s lead independent director, and all three members of the Committee possess significant industry and financial experience. The Committee engaged its own independent legal counsel (Bass, Berry & Sims PLC) and financial advisors (SunTrust Robinson Humphrey, led by Healthcare Team head Duncan Dashiff).
     In conducting its investigation, the Committee considered all alternatives, including a sale of the company, a merger of equals, acquisitions of other companies complementary to our business, recapitalizations, share repurchases and operational and management changes. During the process, the Committee and its advisors contacted over 40 strategic and financial entities to gauge their interest, and 18 of those entities asked to enter into confidentiality agreements and receive non-public information about the company. Initially the investigation concluded in October 2007, but recommenced in early December 2007 following the sharp drop in the company’s stock price, and then concluded in April 2008.
     In both investigations, the Committee determined that there was no current reasonable prospect for a strategic transaction that would be in the best interests of the company’s stockholders, and that currently, the best alternative for the company is to focus on product, operational and management changes that will create new opportunities for the company and thereby enhance stockholder value.
EMAGEON 2.0 — THE TRANSFORMATION OF EMAGEON IS ALREADY UNDERWAY
     In the fourth quarter of 2007, in connection with our strategic investigation, we commenced a company-wide initiative focused on the improvement of our operations, products, strategy and performance in these challenging economic conditions. We call this plan “Emageon 2.0.” The plan provides the foundation for the success of our company.
     As part of Emageon 2.0, we implemented a plan to reorganize our management team. As a result, we have new leadership at the executive levels in our operations, finance and sales and marketing areas—leadership that is committed to rationalizing our cost structure, focusing on product development and product management, and improving our profitability.
     Notable recent management changes include:
•	In December 2007, Chris E. Perkins was hired as our new Chief Operating Officer. Mr. Perkins joined Emageon from a successful career at Per-Se Technologies, where he served in senior executive positions prior to its acquisition by McKesson Corporation earlier in 2007. His responsibilities at Per-Se included Executive Vice President & Chief Financial Officer, and ultimately Chief Operating Officer. Since joining Emageon, Mr. Perkins has focused on improving operations and generating stockholder value.

•	In April 2008, John W. Wilhoite succeeded W. Randall Pittman as our Chief Financial Officer and Treasurer. Before that, Mr. Wilhoite served as our Vice President of Finance and Controller and as our Secretary. Mr. Wilhoite’s experience includes over fifteen years’ experience in publicly-held companies and twelve years in public accounting with PricewaterhouseCoopers LLP.

     The operational component of Emageon 2.0 is focused on two broad objectives, both of which are the subject of a detailed plan that is currently being executed:
•	improving existing and future products and services by:
°	making ongoing specific improvements to the quality and performance of our existing products, services, and customer support;

°	making a significant investment in research and development, using internal and external resources, to optimize our product roadmap and better respond to the needs of existing and potential customers; and

°	further readying our product offerings for the replacement market; and
•	improving operating efficiencies by conducting an ongoing bottom-up assessment of the efficiencies of our internal processes and resource utilization designed specifically to yield cost savings and improve profitability.
     These specific initiatives form a strong foundation on which to restore and build our business. Now is not the time to abandon this plan.
OLIVER PRESS PARTNERS OFFERS NO NEW IDEAS
     We have, on multiple occasions, discussed our company and its operations with Augustus Oliver and Clifford Press, the principals of OPP. During those discussions, we asked for their specific ideas for the company’s strategic growth and improved profitability. In response, Messrs. Oliver and Press told us that OPP has no ideas or plans to improve our operating performance.
     In its filings with the Securities and Exchange Commission, OPP claims that it has discussed with us the possible development of additional products. However, in our many discussions with OPP, they have never discussed these potential new products, nor given any specifics as to what they are. In fact, they seemed more focused in our discussions on limiting product development and selling assets as a means of generating value.
     It appears from public statements made by OPP that as a general matter OPP does not have long-term operating plans for the companies in which it has invested. In September 2006, Mr. Oliver was quoted in Market Watch as saying, “[w]e look at [activist investing] from the perspective of investment bankers as opposed to management consultants,” and “[i]t’s often very difficult to run a business, and unless management is doing something flagrantly wrong, there’s not much you can add operationally.”
     In our extensive discussions with OPP, its principals have hinted at only one agenda as a means of increasing stockholder value —a sale of the company in whole or in part. Our Board’s Strategic Committee diligently investigated, in an orderly manner, the strategic alternatives reasonably available to the company with the assistance of experienced independent investment bankers and legal counsel. As a result of the investigation, the committee concluded unanimously, together with the full Board, that pursuing a strategic transaction in the current environment would not be in the best interests of the company and its stockholders.
OLIVER PRESS PARTNERS IS INTENT ON TAKING CONTROL OF EMAGEON
     We previously offered a settlement to OPP that we believed was reasonable and would avoid the time and expense associated with a proxy contest. Our offer included an agreement to elect two OPP principals to our Board. We also asked as part of this offer that OPP agree not to engage in another proxy contest as long as its designees continue to serve on the Board.

     However, OPP has consistently refused to enter into any agreement that did not give it the right to engage in yet another proxy contest in connection with our 2009 annual meeting. Instead, OPP has consistently insisted on being able to mount a proxy contest even while its designees continue to serve on our Board.
     In a press release filed on June 2, 2008, OPP indicated its desire to “restore meaningful shareholder representation to the Board.” Contrary to OPP’s assertions, we have discussed with several of our current and former large stockholders their interest in placing a representative on our Board, but those discussions did not identify a mutually acceptable nominee.
     We believe that OPP’s insistence on retaining the right to mount a future proxy contest is evidence that the motivation of OPP is not to exert a positive and objective influence over the direction of the company through representation on the Board, but to actually control the Board, and therefore the company. By controlling the Board, OPP could force its single-minded agenda without regard to the interests of our stockholders. Forcing this agenda without regard to the interests of stockholders will be highly disruptive to the company’s operations and could harm stockholder value.
OLIVER PRESS PARTNERS WANTS TO REPLACE
VALUABLE DIRECTORS AND EXECUTIVE OFFICERS
     OPP proposes to replace Arthur P. Beattie and Fred C. Goad, Jr. as members of your Board. Both Mr. Beattie and Mr. Goad are especially valuable independent directors.
•	Mr. Beattie is the chair of our Audit Committee and has served as a member of the Board since August 2004. He is the Audit Committee’s “financial expert” under SEC rules, is Chief Financial Officer of Alabama Power Company and is an accomplished financial professional of the caliber necessary to give leadership to our Audit Committee in the Sarbanes-Oxley era.
•	Mr. Goad has served as a member of our Board since June 2004, and has significant industry experience, having served as Co-Chief Executive Officer of the Transaction Services Division of Healtheon/WebMD Corporation (now Emdeon Corporation), and as Chairman and Co-Chief Executive Officer of Envoy Corporation.
     Mr. Beattie and Mr. Goad also have significant experience in investing and merger and acquisition transactions. They are well respected by investors and by leaders in our industry.
     OPP also proposes to replace Charles A. Jett, Jr., who has served as the company’s Chairman and Chief Executive Officer since 2000. Mr. Jett has been the company’s leader and its public face, and has played a significant role in securing and maintaining most of our largest customers, and attracting and mentoring most of our key managers and other employees. Recently, with the addition of Mr. Perkins to focus on day-to-day operations, Mr. Jett’s efforts have been focused on business strategy and developing and maintaining customer relations. Mr. Jett’s role with customers and key employees has been especially important in the face of recent economic challenges, management transitions and the concerns of customers and employees relating to OPP and its recent activities.
     We have received, and continue to receive, questions about OPP and its activities relating to our annual meeting. These questions are coming not only from our stockholders, but also from our customers, potential customers and employees, many of whom have expressed their concern over the effects of OPP’s activities on our business strategy. Customers, potential customers and employees are concerned that significant board and management turnover will de-stabilize the company and negatively impact our ability to execute our business plan and our business prospects. Because of Mr. Jett’s close ties to our customers and employees, we believe that the company’s relationships with some of its best customers and key employees will be at risk if he is no longer associated with the company.
     Losing valuable and experienced directors who are critical to our customer and employee relations and business prospects is not in the best interests of the company and its stockholders.

WE ARE CONCERNED THAT OLIVER PRESS PARTNERS’ NOMINEES
WILL NOT BE PRODUCTIVE BOARD MEMBERS
     Emageon has a strong, independent Board composed of respected and accomplished leaders with a diversity of business and professional experience and with skill sets relevant to the company and its industry.
     We strongly believe that OPP’s nominees do not possess these characteristics, and as a result do not satisfy our criteria for Board membership. Specifically, the OPP nominees:
•	do not possess the relevant industry knowledge and experience requisite for a nominee for election to the Board;

•	will not complement the existing mix of skills and talent currently resident in the Board;

•	do not, as a result of their current positions with OPP, represent diverse interests; and

•	will not be committed to representing the long-term interests of all of our stockholders.
     In a press release dated June 2, 2008, OPP stated that the company’s directors should be “single-mindedly committed to achieving the best outcome for the [c]ompany, its customers and employees above any other agenda.” But in fact, each of OPP’s nominees shares the same self-interest, which we believe will make it difficult for them to act as individual voices, accountable to the company’s other stockholders, to ensure that the company is operated in the best interests of all stockholders. The close relationships among the OPP nominees (two of whom are the principals of OPP and the third of whom is an employee of OPP) raise doubts about their ability to think independently and vote their own conscience in board debates, which is incumbent upon directors of a public company.
     Benner Ulrich, one of the OPP nominees, is a 32-year old financial analyst with no prior service on a public company board and no relevant industry experience. As a result, he does not possess the professional background, reputation, industry knowledge and business experience that are essential criteria for membership on our Board of Directors.
     In addition, as a result of our interaction with OPP’s principals, we have developed concerns over whether certain of their behavioral characteristics and actions are appropriate for directors of a public company and would serve the best interests of the company or its stockholders.
•	In conducting our routine background investigation of Mr. Press (an investigation to which Mr. Press consented), we discovered a newspaper article from The Record, dated March 6, 2007, describing the arrest of Mr. Press in March 2007 for assaulting a 73-year old female motorist while he was bicycling. We understand that these charges were later dismissed, but his arrest raises concerns about Mr. Press’ ability to react thoughtfully and carefully under stressful circumstances.

•	After we informed OPP that our Board was engaged in an investigation of strategic alternatives, a fact that we had not yet publicly announced, affiliates of OPP continued to purchase shares of our stock in the open market. The current members of our Board were restricted from purchasing company shares in the open market due to the existence of the investigation, and these actions by OPP raise a concern that its nominees would have difficulty abiding by these sorts of trading limitations, blackout periods and other securities laws restrictions applicable to directors serving on a public company board.

•	After learning of the existence of our ongoing strategic investigation, OPP unilaterally contacted one of the parties with whom we were engaged in discussion, and inquired whether the entity would be interested in a transaction with the company. These actions sent conflicting signals to the third party, which complicated our ability to negotiate a transaction with this entity and raised concerns about the willingness of OPP’s nominees to safeguard the company’s sensitive information.

WE STRONGLY ENCOURAGE YOU TO SUPPORT YOUR BOARD
AND MANAGEMENT BY VOTING THE WHITE PROXY CARD TODAY
     Your vote is important, no matter how many shares you own. You should have received a definitive proxy statement from Emageon with a WHITE proxy card enclosed. We ask that you support your Board and management by signing, dating and returning the WHITE proxy card.
     If you have any questions or need any assistance voting your shares, please contact our proxy solicitor, Morrow & Co., LLC, at (800) 662-5200 (stockholders) or (203) 658-9400 (brokers and banks).
     We thank you for your continued support.
     Your Board of Directors,

Mylle H. Mangum	Hugh H. Williamson, III
Chair, Governance Committee	Lead Independent Director

Important Information
     On May 19, 2008, Emageon Inc. filed with the Securities and Exchange Commission a definitive proxy statement and accompanying WHITE proxy card in connection with its annual meeting of stockholders, and on May 21, 2008 it began mailing these proxy materials to its stockholders. Emageon stockholders are strongly advised to read Emageon’s proxy statement as it contains important information. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement, and the annual, quarterly and current reports and other information filed by Emageon with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement will also be available for free at Emageon’s Internet website at www.emageon.com or by writing to Emageon Inc., 1200 Corporate Drive, Suite 200, Birmingham, Alabama 35242, Attn: Corporate Secretary. In addition, copies of Emageon’s proxy materials may be requested by contacting our proxy solicitor, Morrow & Co., LLC at (800) 662-5200. Emageon’s directors and certain of its officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the annual meeting. Information identifying these participants and describing their direct and indirect interests is available in Emageon’s definitive proxy statement filed with the Securities and Exchange Commission on May 19, 2008.
Forward Looking Statements
     This letter contains forward-looking statements about Emageon that represent its current views with respect to, among other things, future events and financial performance. Any forward-looking statements contained in this letter are based on Emageon’s historical performance and on current plans, beliefs and expectations. Actual results may differ materially from those expressed or implied by such forward-looking statements as a result of various risks, uncertainties and other factors beyond its control. These risks, uncertainties and other factors include, among others, the risk that it may not compete successfully against larger competitors, risks associated with the cyclical nature of its industry and changes in economic conditions in general, risks associated with its history of operating losses, risks associated with changes in its primary market for PACS radiology systems and the recent decline in PACS radiology system sales orders, risks associated with fluctuations in its quarterly operating results, risks associated with the recent decline in the market price of its common stock, risks associated with the nomination of a competing slate of directors for election at this year’s annual meeting of stockholders, the risk of loss of its senior executive management, risk associated with expansion of its market and selling efforts into new product segments, the risk that its target markets do not develop as expected, the risk that its acquisitions could result in integration difficulties, dilution or other adverse financial consequences, the risk of failure to raise additional capital on acceptable terms, risks associated with its reliance on continuing relationships with large customers, the risk of significant product errors or product failures, the risk of its reliance on reseller arrangements for important components of its solution, the risk that it may not respond effectively to changes in its industry, the risk of its customers’ reliance on third party reimbursements, and the risk of the potential impact on its business of Food & Drug Administration (FDA) regulations and other applicable health care regulations. Additional information concerning these and other factors that could affect Emageon’s financial and operating results may be found under the heading “Risk Factors” and elsewhere in the Company’s Form 10- K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission on March 17, 2008.

Sign, date and return the WHITE proxy card today.
Important!
•	Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed WHITE proxy card.
     Please vote each WHITE proxy card you receive since each account must be voted separately. Only your latest dated proxy counts. We urge you NOT to sign any Blue proxy card sent to you by OPP.
•	Even if you have sent a Blue proxy card to Oliver Press, you have every right to change your vote. You may revoke that proxy, and vote as recommended by management by signing, dating and mailing the enclosed WHITE proxy card in the enclosed envelope.
•	If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided today. You may also vote via the Internet or by telephone by following the voting instructions on the WHITE proxy card.
•	If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.
If you have any questions on how to vote your shares, please call our proxy solicitor:
MORROW & CO. at (800) 607-0088.